WEB SITE ASSET PURCHASE AGREEMENT

THIS Agreement dated May 17, 2013 (the “Effective Date”) is made by and between Lakefield Media Holding AG, a company having an office at Seefeldstrasse 223, Ch-8008, Zürich (“Lakefield”), Flawsome XLerator GmBH, a company having an office at Seefeldstrasse 223, Ch-8008, Zürich (“Flawsome”) and PediatRx Inc., a Nevada company having an office at 90 Fairmount Road West, Califon, NJ 07830 (the (“Purchaser”).

WHEREAS:

A.	Flawsome is a wholly-owned subsidiary of Lakefield;

B.	Lakefield and Flawsome (together, the “Vendors”) are the developers and owners of the Purchased Assets; and

C.

The Purchaser wishes to purchase the Purchased Assets from the Vendors, and the Vendors wish to sell the Purchased Assets to the Purchaser, upon and subject to the terms and conditions of this Agreement:

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1.	INTERPRETATION

1.1	Defined Terms. In this Agreement:

	(a)	“Accounts” means the social media, marketing and newsletter, analytics, mail and other accounts listed and described in Schedule B to this Agreement;

	(b)	“Closing” means the completion of the transactions contemplated in this Agreement;

	(c)	“Closing Date” means May 17, 2013, or such other date as Lakefield and Purchaser may mutually agree to in writing;

	(d)	“Confidential Information” is information known or used by the Vendors in connection with the Website:

		(i)	that is used, or may be used, in business or for any commercial advantage;

		(ii)	that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use;

		(iii)	is the subject of reasonable efforts to prevent it from becoming generally known; and

		(iv)	the disclosure of which would result in harm or improper benefit;

and includes any trade secret, algorithm, formula, design, concept, idea, prototype, compilation of information, data, database, program, method, technique and process relating to the Website, including customer information, financial information, marketing plans and business strategies and opportunities related to the Website, or confidential information of any third party that is provided to the Vendors in connection with the Website, but does not include any of the foregoing which is or becomes a matter of public knowledge other than as a result of a breach of this Agreement;

(e)	“Contracts” means the contracts listed and described in Schedule B to this Agreement;

(f)

“Documentation” means all written materials used for the development, maintenance and implementation of the Website, including flow charts, schematics, specifications, architectural standards, user guides, manuals, help and read-me files, installation guides, application and data files and specifications and includes, at the time of their creation, all modifications to any of the foregoing, and includes the documentation listed and described in Schedule B to this Agreement;

(g)	“Domain Name” means the internet domain name “Slickx.com”;

(h)

“Encumbrance” means any encumbrance of any kind, including a lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, any matter capable of registration against title, option, right of preemption, privilege, royalty, trust, assignment, license, or any restrictive covenant or other agreement, restriction or limitation on the use of the Purchased Assets, or any agreement to create any of the foregoing;

(i)

“Goodwill” means the goodwill attributable to the Website, the Domain Name, the Accounts and the Intellectual Property, including the exclusive right of the Purchaser to represent itself as carrying on the Website in continuation of and as successor to the Vendors, and the right to use any words indicating that the Website is so carried on, including the right to use the Domain Names, the Accounts and all Intellectual Property bearing the name of or relating to the Website;

(j)	“Infrastructure” means the hardware, software and development and production environment used in connection with the Software and the Website, as listed and described in Schedule B to this Agreement;

(k)

“Intellectual Property” means all inventions, methods, processes and compositions of matter, whether or not protectable by patent, all client lists, literary, artistic and other works protected by copyright, including the content of the Website and the particular arrangement and display of that content, the Trade-marks, the Domain Name, all Confidential Information and all other similar intangible property embodied by, arising out of and relating to the Purchased Assets;

(l)

“Intellectual Property Rights” means all worldwide patent, copyright, trade-mark, industrial design, trade secret, database protection and other industrial or intellectual property rights arising out of or relating to the Intellectual Property and all applications and registrations in respect thereof;

(m)

“Purchased Assets” means, collectively, the Software, the Documentation, the Intellectual Property, the Intellectual Property Rights, the Trade-marks, the Domain Name, the Website, the Accounts, the Contracts, the Goodwill and the Infrastructure;

(n)

“Software” means the software used to develop, create, operate, enhance and maintain the Website, together with all developer’s notes, development tools and runtime libraries that are required in connection therewith, as listed and described in Schedule B to this Agreement;

(o)	“Trade-marks” means the unregistered trade-mark “SLICKX” and the Domain Name; and

(p)	“Website” means the internet website developed by the Vendors including all text, HTML code, multimedia clips, images, graphics, icons, frames, navigation tools and other content and materials.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States of America dollars.

1.3

Sections and Headings. The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.

1.4

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

1.5	Time of Essence. Time is of the essence in this Agreement.

1.6

Applicable Law. This Agreement and any matters relating thereto will be governed, construed and interpreted in accordance with the laws of the State of Nevada, without regard to its conflict of laws rules.

1.7

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.8

Severability. If any term or condition of this Agreement is, to any extent, held to be invalid or unenforceable, then such provision will be severed from this Agreement and the remainder of this Agreement will remain in full force and effect.

1.9	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule A	-	Representations and Warranties

Schedule B	-	List and Description of Purchased Assets

2.	PURCHASE AND SALE

2.1

Purchase and Sale. Subject to the terms and conditions of this Agreement, the Vendors agree to sell, transfer and assign to the Purchaser and the Purchaser agrees to purchase from the Vendors, on Closing, free and clear of all Encumbrances, all right, title and interest in and to the Purchased Assets. Without limiting the generality of the foregoing, the Vendors hereby sell, transfer and assign, absolutely and forever, for the Purchaser’s sole benefit and its sole discretion:

	(a)	all of the rights of the Vendors in and to the Domain Name and the Website;

	(b)	the right to use any trade name, title, brand, or trade-mark, including the Trade-marks and the Domain Name, in association with the Website that the Purchaser deems appropriate;

(c)	the right to sell, transfer, assign or license the Website and/or the Domain Name; and

(d)	the right to sue for infringement of any and all Intellectual Property Rights.

2.2	Purchase Price. The purchase price for the Purchased Assets will be $50,000 (the “Purchase Price”). The Purchaser will pay the Purchase Price to Lakefield in cash on Closing Date.

2.3	Allocation of Purchase Price. The Purchaser will allocate the Purchase Price among the Purchased Assets in any manner it sees fit in its sole discretion.

2.4	Taxes. The Purchaser will be responsible for paying any sales, value-added or similar tax arising directly from this transaction.

3.	REPRESENTATIONS, WARRANTIES AND INDEMNITY

3.1	Representations and Warranties of the Vendors. The representations and warranties of the Vendors are set out in Part 1 of Schedule A.

3.2	Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser are set out in Part 2 of Schedule A.

3.3	Indemnity by Vendors. Each of the Vendors will, jointly and severally, indemnify and hold harmless the Purchaser from and against:

(a) any and all debts, obligations, and liabilities, whether accrued, absolute, contingent, or otherwise, existing at the Closing Date, respecting the Purchased Assets;

(b)

any and all damage or deficiency resulting from any misrepresentation, misstatement, breach of representation or warranty, or the non-fulfilment of any covenant on the part of the Vendors under this Agreement or under any document or instrument delivered by the Vendors pursuant hereto or in connection herewith; and

(c)

any and all claims, actions, suits, proceedings, demands, assessments, judgments, charges, penalties, costs, and expenses (including the full amount of any legal and other professional expenses invoiced to the Purchaser) which arise from or relate to any allegation that the Website, in the form existing on the Closing Date, or the Trade-marks infringes any third party proprietary rights, including any intellectual property right.

4.	SURVIVAL

4.1

Vendors. The representations, warranties, covenants and agreements of the Vendors contained in this Agreement and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendors of such representation, warranty, covenant or agreement) or any investigation by the Purchaser, will remain in full force and effect.

4.2

Purchaser. The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant or agreement) or any investigation by the Vendors, will remain in full force and effect.

5.	TRANSACTIONS AT CLOSING

5.1	Documents to be Delivered by Vendors. At the Closing, the Vendors will execute and deliver or cause to be executed and delivered to the Purchaser:

	(a)	a copy of a resolution of the Directors of each of the Vendors duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(b)

all transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Purchased Assets in the Purchaser free and clear of any Encumbrances;

	(c)	a complete electronic copy of the Website, the Software and the Documentation;

	(d)	complete and accurate electronic copies of the Contracts;

(e)

complete and accurate copies of all contracts (including license and warranty terms), documentation, passwords, security access codes and other technical and operational information relating to the Infrastructure, including all information necessary to access the premises containing the hosting environment;

	(f)	all consents, approvals, releases, and discharges as may be required by the Vendors to effect the transactions contemplated hereby; and

	(g)	all such other documents and instruments as the Purchaser or its solicitors may reasonably require.

5.2	Documents to be Delivered by Purchaser. At the Closing, the Purchaser will deliver or cause to be delivered to Lakefield:

	(a)	a copy of a resolution of the Directors of the Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

	(b)	the Purchase Price by wire transfer; and

	(c)	all such other documents and instruments as Lakefield or its solicitors may reasonably require.

5.3

Domain Name Transfer. In addition to the Vendors’ obligations under Subsection 5.1(a) and Section 5.4, on the Closing Date, the Vendors will take all actions necessary to effect a transfer of the account for the Domain Name from the Vendors to the Purchaser, including all actions required for the registrar for the Domain Name to effect such transfer on the Closing Date and the delivery to the Vendors of all user identifications and passwords for the Domain Name account(s). All transfer and registration fees imposed by the Domain Name registrar in connection with such transfer will be borne by the Purchaser.

5.4

Account Transfer. In addition to the Vendors’ obligations under Subsection 5.1(a) and Section 5.3, on the Closing Date, the Vendors will take all actions necessary to effect a transfer of each of the Accounts from the Vendors to the Purchaser effective on the Closing Date, including the delivery to the Purchaser of all user identifications and passwords for the Accounts.

5.5

Infrastructure. The Vendors will take all actions necessary to effect a transfer to the Purchaser of all user identifications, security access codes and other access requirements to the premises containing the hosting environment for the Infrastructure.

5.6

Closing Documents. The parties agree that, prior to the Closing, they will each deposit the documents and information listed in Sections 5.1 through 5.5 (except the payment of the Purchase Price required under Subsection 5.2(b)) (the “Closing Documents”) into an account folder at www.dropbox.com (the “Dropbox Folder”). Representatives of each party will have full administrative access to the Dropbox Folder prior to, on and for 30 days after the Closing Date. Prior to the Closing Date, each party will have the right to review all Closing Documents deposited into the Dropbox Folder, but all such documents will remain “undelivered” for Closing purposes until released and delivered in accordance with Section 5.7.

5.7

Delivery of Purchase Price. On the Closing Date, the Purchaser will deliver the Purchase Price to Lakefield in accordance with Subsection 5.2(b). Upon the Purchaser receiving confirmation of the completion of the wire transfer (whether from the Vendors or the Purchaser’s bank), the Closing Documents will be released from the Dropbox Folder and deemed to have been delivered to the party entitled to receive them, without further act of the parties. If for any reason the Closing does not occur on May 17, 2013 and the parties do not agree on another date for Closing before May 24, 2013, then the Closing Documents will not be deemed to have been delivered and either party will have the right to remove its Closing Documents from the Dropbox Folder.

6.	PROPRIETARY PROTECTION

6.1

Confidential Information. The Vendors will not at any time disclose, communicate or otherwise make available to any persons or entity the Confidential Information and will take all necessary precautions against unauthorized disclosure of the Confidential Information.

6.2

Restriction. From and after the Closing Date, the Vendors will not use, adopt or register the Domain Name or any similar part or variation thereof (including the same or any similar name having a different domain suffix) in connection with or as part of its business or any future business, or any trade-mark, trade or brand name, corporate name, domain name, website URL, email address, metatag or social media user name that is the same as, or that is similar to, or that may cause confusion with, the Domain Name or any Account.

6.3	Survival. The parties acknowledge and agree that the obligations under this Article 6 will survive the Closing.

7.	GENERAL PROVISIONS

7.1

Further Assurances. From time to time subsequent to the Closing Date, the parties covenant and agree to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

7.2	No Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

7.3	Successors and Assigns. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.4

Notices. Any notices given hereunder by either party to the other will be in writing and will be effected either by personal delivery (including by courier) or by facsimile transmission. Notices will be delivered to the parties at their address set forth on page one of this Agreement. Each party may change its address for notices by notice to the other in accordance with this Section. Notices delivered by personal delivery will be deemed to be received on the date of actual delivery and notices delivered by facsimile transmission will be deemed to be received on the date of machine confirmed transmission.

7.5

No Agency. Nothing in this Agreement will be construed to create a partnership, joint venture, employment or agency relationship between the parties. No party will have the authority to enter into agreements of any kind on behalf of the other party or otherwise bind or obligate any other party in any manner to any persons.

7.6

Counterparts. This Agreement may be executed in counterpart and such counterparts together will constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), will be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defence based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the Effective Date.

LAKEFIELD MEDIA HOLDING AG

Per:	/s/ Constantin Diestrich
Authorized Signatory

FLAWSOME XLERATOR GMBH

Per:	/s/ Mark C. Reinold
Authorized Signatory

PEDIATRX INC.

Per:	/s/ Joseph Carusone
Authorized Signatory

SCHEDULE A

Representations and Warranties

Part 1: Representations and Warranties of the Vendors

The Vendors hereby represent and warrant to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

1.	the Vendors have the power, authority and capacity to enter into this Agreement and carry out its terms;

2.	this Agreement constitutes a valid and binding obligation of the Vendors enforceable against them in accordance with its terms;

3.	the Vendors own, possess and have exclusive, good and marketable title, right and interest to the Purchased Assets, free and clear of all Encumbrances;

4.	neither the execution and delivery of this Agreement nor the performance of the Vendors’ obligations hereunder will:

(a)

violate, breach or constitute a default under any agreement or instrument to which each of the Vendors is a party, or any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendors or the Purchased Assets; or

(b) give rise to the creation or imposition of any Encumbrance on the Purchased Assets;

5.

upon transfer of the Purchased Assets to the Purchaser on the Closing Date, the Purchaser will be vested with good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, and no right or license or permission or consent arising by through or under the Vendors or any Contract is or will be required as a condition to the lawful completion of the transactions contemplated by this Agreement, or for the Purchaser to use, copy, modify, manufacture, market, distribute and support, or to otherwise commercialize or enjoy the benefit of any of the Purchased Assets;

6.	the Purchased Assets comprise all property and assets used by the Vendors in connection with the Website;

7.

the Vendors have not entered into any arrangement whereby the Software or any portion of the Website has been placed into escrow, trust or other similar manner of safekeeping for the benefit of any person;

8.	the Software has the functionality and features listed and described in Schedule B to this Agreement;

9.

the Vendors have provided to the Purchaser a true and complete copy of all Contracts and all other agreements, assignments, applications, registrations and other documentation that relate to the Purchased Assets;

10.

there has not been any default in any obligation to be performed under any Contract, each of which is in good standing and in full force and effect, unamended. Each of the Contracts is freely assignable by the Vendors to the Purchaser;

11.	the Vendors have not entered into any licensing agreements or other contracts with respect to any or all of the Purchased Assets;

12.	the Vendors have protected the Intellectual Property Rights;

13.

all technical information relating to the Purchased Assets has been kept confidential and the Vendors have not used or permitted to be used any of the Purchased Assets in a manner that in any way jeopardizes the Intellectual Property Rights;

14.	the Vendors are not required to pay any royalty or other fee to any persons in respect of the Purchased Assets;

15.

the conduct of the Vendors and their use, ownership or rights in respect of the Intellectual Property Rights do not infringe, and the Vendors have not infringed or breached, nor are they infringing or breaching, any intellectual property rights of any other person;

16.

there are no pending or, to the knowledge of the Vendors, threatened, claims, actions, demands, lawsuits or other proceedings contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets, nor to the knowledge of the Vendors is there any basis for such claim, nor have they received any notice, complaint, threat or claim asserting that any portion of the Purchased Assets or the proposed use, sale, license or disposition thereof by the Vendors infringes, conflicts or will conflict with the rights of any party, nor is there any basis for any such assertion;

17.

there is not presently outstanding against the Vendors any judgment, decree, injunction, rule or order, nor is there any covenant not to sue, permit, grant, franchise, license or other agreement relating to any of the Purchased Assets that bind, obligate or otherwise restrict the Vendors;

18.	the Vendors have the sole right to bring actions for infringement of any Intellectual Property Rights;

19.	the Vendors are not aware of any state of facts that casts doubt on the ownership, validity or enforceability of any of the Intellectual Property Rights;

20.

each of the Trade-marks is and has been in continuous use in association with the Website and the support, maintenance, customisation, installation, conversion, training and other services ancillary thereto and the Vendors have not abandoned any of the Trade-marks;

21.

all applications and registrations for the Domain Name are valid, current and in good standing and the Vendors have not taken any action (or failed to take any action) or used or enforced (or failed to use or enforce) the Domain Name, in each case in a manner that would result in the cancellation or unenforceability of the Domain Name or any of the Vendors’ rights therein;

22.

all Accounts are valid, current and in good standing and the Vendors have not taken any action (or failed to take any action) or used or enforced (or failed to use or enforce) its rights in the Accounts, in each case in a manner that would result in the suspension or cancellation of the Accounts or any of the Vendors’ rights therein;

23.	the Website:

(a) is reasonably understandable and usable by trained and experienced computer- programming personnel, generally familiar with the applicable computer languages;

(b)

does not involve any proprietary languages or programming components that such personnel could not reasonably be expected to understand, using the Documentation, which contains sufficient commentary to enable such personnel to understand and use such languages or components;

(c)	includes all documents, correspondence and reports in the possession or under the control of the Vendors relating to known or reported errors, inadequacies or other problems related to the Software;

(d)

includes all of the devices, programming and documentation necessary for the maintenance and support of the Website by the Purchaser, except for devices, programming and documentation that are commercially available to the Purchaser on reasonable terms through readily known sources not affiliated with or otherwise related to the Vendors;

(e)	has been developed and maintained in a workmanlike manner and with professional diligence and skill;

(f)	functions properly and in compliance with the Documentation in all material respects;

(g)

does not contain any back door, time bomb, drop-dead device, trojan horse, worm or other software routine designed to disable the Website or any portion thereof automatically or allow unauthorized access to the Website, with the passage of time or under the positive control of any person other than the Purchaser; and

(h)	is free from any software viruses;

24.

no portion of the Website includes or incorporates any software that is distributed under a license that requires the Vendors or any other person to release any portion of the Software or content of the Website or that would require the Vendors, the Purchaser or any other person to permit free redistribution of all or any portion of the Software;

25.	the Infrastructure is sufficient to host the Website and to permit the normal commercial operation of the Website;

26.

all employees of, and consultants to, the Vendors have entered into proprietary rights or similar agreements with the Vendors pursuant to which the employee or consultant assigns to the Vendors all property of the type referred to in the definition of Intellectual Property, technical information and other information developed and/or worked on by the employee or consultant while employed by the Vendors;

27.

all persons having access to or knowledge of the Intellectual Property that is Confidential Information and that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of the Website have entered into appropriate non-disclosure agreements with the Vendors;

28.

neither this Agreement nor any document to be delivered by the Vendors, nor any certificate, report, statement or other documents furnished by the Vendors in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading; and

29.

the Vendors have disclosed to the Purchaser everything material in connection with the Purchased Assets and the business and affairs of the Vendors and their status and prospects, and nothing disclosed to the Purchaser has been misleading in any material respect.

Part 2: Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendors, with the intent that the Vendors will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, as follows:

1.	the Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada;

2.	the Purchaser has the power, authority and capacity to enter into this Agreement and carry out its terms;

3.

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

4.

neither the execution and delivery of this Agreement nor the performance of the Purchaser’s obligations hereunder will violate, breach or constitute a default under the constating documents of the Purchaser, any agreement or instrument to which the Purchaser is a party or any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser.

SCHEDULE B

List and Description of Software

Infrastructure
- Two virtual servers in a rented managed hosting environment (HA) at CORPEX Internet GmbH Schauenburgerstrasse 6[] 20095 Hamburg [] Germany
- Development and Production environment with SSH admin security access
- Two dedicated customized blog software instances

Contracts
- Hosting service contract with Corpex GmbH, Hamburg, Germany
- Dedicated development contract with Sparx IT Solutions Pvt. Ltd, Uttar Pradesh, India
- Management, operations and development agreement with Vendors

Software List
- Base is a customized blog software
- The major blog (http://www.slickX.com) consists of 19 sub-blogs (Vancouver, Los Angeles, Toronto, Montreal, New York, London, Zurich, New Delhi, Sydney, Cape Town, Miami, Rio de Janeiro, Buenos Aires, Paris, Berlin, Moscow, Tokyo, Honk Kong)
- MySQL content and user database
- Use of several open source/free blog plugins:
- Programmed / individually customized blog themes and templates
- SlickX-specific developed application code
- PSD design and HTML+CSS templates
- Mobile click dummy prototype
- Working prototype (old version/design)
- Administration blog area
- Blogger management concept
- E-mail and Newsletter tool
- User rating and comment management and reporting

Software Description / Feature List
The closed beta version consists of the elementary features to publish content on SlickX.com via a web browser and a 3rd party mobile content blogging tool (iOS & Android)

·	Standard blog software features
·	Individual blog templates
·	Content and blogger administration
·	Registration for new bloggers
·	Open access to content area
·	19 Localized blogs
·	Posts can be enriched with photos + photo galleries
·	Post promotion through teaser management
·	News categories and tags
·	Standard search
·	Post ratings and comments
·	Social media sharing

·	Tip / Scoop sending for users
·	Ad placement tool
·	Google Analytics Tracking
·	Newsletter Registration / Administration / Sending

Accounts
- Social media accounts (Twitter, facebook)
- E-Mail Marketing and newsletter account
- Google analytics account (Now part of the LFMH Master Account)
- Google apps and mail accounts (Part of the LFMH Master Account)

Documentation
- Requirements in a project management system
- Administration How-To's
- Product and feature roadmap
- Photo booth concept
- Epic level community and mobile integration plan

3. Mobile app community

Integrate the community features in the mobile apps. Set the community on live status.

·	Feature list of web community on mobile devices
·	Create star profiles
·	Create star tracking/sighting maps
·	Create event picture galleries
·	My favorite stars, bloggers, users